Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 30, 2009, with respect to the consolidated financial statements included in the Annual Report of Hanover Capital Mortgage Holdings, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statement of Walter Investment Management Corp. on Form S-11 (File No. 333-     ) dated September 22, 2009 and to the use of our name as it appears under the caption “Experts.”
/s/GRANT THORNTON LLP
New York, New York
September 21, 2009